EXHIBIT 99.2

December 15, 2010

Dear Fellow Dynegy Employee:

This morning we issued a press release, a copy of which is attached, to announce that the Dynegy Board of Directors has unanimously approved a definitive agreement to be acquired by Icahn Enterprises LP (NYSE: IEP) in a tender offer followed by a merger for $5.50 per share in cash, or approximately $665 million in the aggregate.  Additionally, the open strategic alternatives process announced on November 23rd, will continue and Dynegy will solicit superior proposals to the IEP transaction until January 24, 2011.

We believe the IEP offer, coupled with our continued ability to solicit superior proposals, is a very positive outcome for all Dynegy stakeholders.

Today’s announcement should in no way impact your day-to-day responsibilities.  It is critical that we remain focused on operating and commercializing our assets and continuing all of the related support work for these assets.  As employees, we should concentrate on maintaining and creating value for all of our stakeholders.  We do recognize that you may have a number of questions about today’s transaction, so we are including with this letter a frequently asked questions document.  We will update these as more information becomes available.

This announcement will most certainly garner further interest from the media, investors and other interested third parties and it is important that we speak with one voice. Accordingly, consistent with our existing policy, please forward all calls from analysts and investors to Laura Hrehor at 713-507-6466 and all calls from the media to David Byford at 713-767-5800.

Thank you for your continued cooperation, dedication and hard work as we move through this process.

Sincerely,

Bruce A. Williamson
Chairman, President and Chief Executive Officer
DYNEGY EMPLOYEE FAQ

1)	What was announced today?
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Today Dynegy’s Board of Directors unanimously approved a definitive agreement to be acquired by Icahn Enterprises LP (NYSE: IEP) in a tender offer followed by a merger for $5.50 per share in cash, or approximately $665 million in the aggregate.

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It is expected that a wholly owned subsidiary of IEP will commence a tender offer for all of the outstanding shares of Dynegy no later than December 22, 2010.  The minimum tender condition is that at the close of the tender offer, IEP and its affiliates own at least 50% of Dynegy’s shares.

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In the event the minimum tender condition is not met, and in certain other circumstances, Dynegy and IEP have agreed to complete the transaction through a one-step merger after receipt of stockholder approval.

•	If no superior proposal is received during the open strategic alternatives process and the tender offer is successfully completed, Dynegy expects the transaction to close in the first quarter of 2011.
•	Also, the open strategic alternatives process announced on November 23rd will continue and Dynegy will solicit superior proposals to the IEP transaction through 11:59 pm ET on January 24, 2011.

2)	Why is Dynegy entering into this transaction?
•	Dynegy believes the IEP offer, coupled with the continued ability to solicit superior proposals, is a very positive outcome for all Dynegy stakeholders.

3)	Who is IEP?
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IEP is a diversified holding company engaged in seven primary business segments:  Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.  We expect Dynegy would operate as a standalone company within IEP.

4)	What is a tender offer?
•	A tender offer is an offer to purchase some or all of the existing common stock of a public company.

5)	If I own shares of Dynegy, how do I tender them into the offer?
•	Instructions on how to tender your shares will be mailed to all stockholders.

6)	What happens if the minimum condition of the tender offer of at least 50% of outstanding Dynegy shares is not satisfied?
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In the event the minimum tender condition of the offer is not met, and in certain other circumstances, Dynegy and IEP have agreed to complete the transaction through a one-step merger after receipt of stockholder approval.

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A one-step merger is a merger between two companies that requires stockholder approval.  In that case, a majority of outstanding Dynegy stock would need to be voted in favor of the merger to be approved.

7)	Between now and when the transaction closes, will there be restrictions on Dynegy’s business activities?
•	Yes, there will be some restrictions on our activities between now and either the conclusion or termination of the proposed IEP transaction.
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The legal department will provide more details on the exact restrictions in the next few days.  Generally, the restrictions are similar to the ones contained in the Blackstone transaction, but there are fewer restrictions on our commercial activities.

8)	How will today’s announcement affect my job?
•	Today’s announcement should in no way impact your day-to-day responsibilities.
•	We should concentrate on maintaining and creating value for all of our stakeholders by continuing to operate and commercialize.

9)	Who will run the company when the transaction closes?
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As a result of the transaction, we do not expect there to be any changes to executive management prior to closing.  IEP has not indicated its plans for executive management once the transaction is complete.

10)	Will there still be cost reductions and lay-offs in January?
•	Although exact details and timing have not been finalized, we still expect to initiate cost reduction measures in the first quarter of 2011.
•	Given current commodity prices and the expected cash flow profile of the company, we believe that these cost reduction measures are necessary regardless of the ultimate ownership of the company.

11)	Will pending lay-offs be covered by the change in control or basic severance plans?
•	Lay-offs will be covered by the applicable severance plan based on the timing of the lay-offs relative to the closing of the transaction.

12)	Will this transaction affect potential STI payments?
•	We expect potential STI payments for the 2010 performance year to be determined consistent with our current STI plan and our historical practices.

13)	Will employee communications be restricted while the transaction is pending approvals?
•	While we are committed to provide timely communications to all stakeholders over the next few months, there are some restrictions on what and when we can communicate certain information.
•	An MD and above meeting will be scheduled to provide the leadership team with information that can be cascaded through the organization.

14)	What should we expect next?
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As the process moves forward, Dynegy and IEP will be filing transaction related documents with the Securities and Exchange Commission, making appropriate regulatory filings and sending communications to Dynegy stockholders.

•	It is critical that we remain focused on operating and commercializing our assets, and continuing all of the related support work for these assets.
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Today’s announcement may generate a lot of media attention.  Not all of the media coverage will reflect all of the relevant information and this can sometimes cause a distraction; however, the best thing we can do is to remain focused on running the company and serving our customers.